CONFORMED COPY

Sawlog Supply Agreement

Viking Global New Zealand Limited

Supplier

and

Fletcher Challenge Forests (Manufacturing) Limited

Purchaser

Date

18 December 2003

Contents

This **Agreement** is made on 18 December 2003

between	(1)	**Viking Global New Zealand Limited (Supplier)**
and	(2)	**Fletcher Challenge Forests (Manufacturing) Limited (Purchaser)**

Introduction

A. Pursuant to a sale and purchase agreement between Fletcher Challenge Forests Industries Limited, the Purchaser, the Supplier, Kiwi Forests Group Limited and OTPP New Zealand Forest Investments Limited dated on or about the date of this Agreement (the **Sale and Purchase Agreement**), Fletcher Challenge Forests Industries Limited and the Purchaser agreed to sell and the Supplier has agreed to purchase the Viking Estates.

B. The Supplier has agreed to sell to the Purchaser and the Purchaser will purchase from the Supplier the Sawlogs upon the terms set out in this Agreement.

It is agreed

1. Interpretation

In this Agreement unless the context indicates otherwise:

1.1 Definitions

Affiliate has the meaning as ascribed to that term in clause 23.1;

Agreement means this Agreement and includes the schedules together with any and every invoice or other document evidencing or describing, whether by item or kind or otherwise, any Sawlogs;

Availability Schedule has the meaning as ascribed to that term in clause 6.2(b);

Bank Bill Rate means in respect of a particular period either:

(a) means the average rate per annum (expressed as a percentage) as quoted on Reuters page BKBM (or any successor page displaying substantially the same information) under the heading **FRA** for bank accepted bills having a term of three months as fixed at 10.45 am on the first Business Day following the due date (and on the first Business Day following the end of each succeeding three-month period after the due date thereafter); or

(b) if such rate is not available or the basis of calculation of such rate is changed after the date of this Agreement such that, in the opinion of the parties, it becomes inappropriate or ceases to be relevant for the purposes of this Agreement, then the rate determined by the parties as being the appropriate bank bill rate for such bills on such date;

Business Day means any day (other than a Saturday or a Sunday) on which registered banks in New Zealand are open for business;

Central North Island means the Central North Island as defined in Schedule 3;

Certification has the meaning as ascribed to it in clause 16.1;

Commencement Date means the Principal Completion Date;

Committed Period means a ten year period from the Commencement Date;

Confidential Information has the meaning as ascribed to it in clause 23.1;

Contract Year means:

(a) consecutive 12 Month periods from 1 April to 31 March during the Committed Period; and

(b) in respect of the first Contract Year, the period from the Commencement Date to the next 31 March; and

(c) in respect of the last Contract Year, the period from the most recent 1 April until the expiry of the Committed Period; and

(d) if this Agreement is terminated prior to the expiry of the Committed Period, in respect of the Contract Year in which the Agreement is terminated, the period from the most recent 1 April until the Termination Date;

Defaulting Party has the meaning as ascribed to it in clause 17.1;

Default Rate means the Bank Bill Rate plus 3% per annum;

Delivery means delivery of the Sawlogs to the Points of Delivery;

Expert has the meaning set out in clause 8.2;

FCF means Fletcher Challenge Forests Limited;

Force Majeure Event means fire, wind, flood, earthquake, volcanic eruption, public disorders, riot, war, embargos, transport restrictions, industrial dispute or labour restriction, forest fire prevention restrictions or any other event outside or beyond the reasonable control of the party affected;

Forestry Block means a Forestry Block (as defined in the Sale and Purchase Agreement) which is included in the Viking Estates;

Grade means any grade of Sawlog described in the Specifications as varied from time to time;

Grade Group means each of the Sawlogs Grade groups described in the Specifications being Pruned, Structural, M30 and A-Grade, as varied from time to time;

GST means goods and services tax payable under the Goods and Services Tax Act 1985 and/or any other value added tax on goods and/or services in respect of any supply made under this Agreement;

Management Schedule means schedule 16 of the Sale and Purchase Agreement;

Month means a calendar month and **Monthly** has a corresponding meaning;

Non-transferring Forestry Block has the meaning as ascribed to it in clause 6.2(a);

Points of Delivery has the meaning as ascribed to that term in clause 10.1;

PPSA means the Personal Property Securities Act 1999;

Price means a delivered price in New Zealand dollars per tonne for each Grade and length mix of the Sawlogs as is determined in accordance with clause 7 or 8, as applicable;

Principal Completion Date has the meaning as ascribed to it in the Sale and Purchase Agreement;

Purchase Volume means, for each Grade Group of Sawlogs for each Contract Year the volume specified for that Contract Year in Schedule 2;

Quarter means a consecutive period of three Months commencing on the first day of January, April, July or October during each year of the Committed Period, and if required due to the Commencement Date or early termination of this Agreement being a date other than the start or end of a Quarter, means the shorter period so created;

Reduction Notice has the meaning as ascribed to that term in clause 16.2;

Remaining Forestry Blocks has the meaning as ascribed to it in clause 6.2(b);

Rejection Period has the meaning as ascribed to it in clause 11.2;

Rejected Sawlogs has the meaning as ascribed to it in clause 11.2;

Related Company has the meaning given to that term in section 2(3) of the Companies Act 1993;

Sale and Purchase Agreement has the meaning as ascribed to it in paragraph A of the Introduction to this Agreement;

Sawlogs means sawlogs conforming to the Specifications set out in the Schedule 1 and comprising the Grade Groups;

Specifications means the specifications set out in the Schedule 1 as amended from time to time in accordance with clause 11.6;

Supply Source means the Viking Estates;

Surplus Volume has the meaning set out in clause 7;

Termination Date means the date this Agreement is terminated in accordance with clause 7.1(c) or clause 17 or otherwise;

Uncommitted Volume has the meaning set out in clause 7;

Viking Estates means the forests listed in Schedule 4;

Week means a calendar week; and

Year means:

(a) consecutive 12 Month periods from 1 April to 31 March after the expiry of the Committed Period; and

(b) in respect of the first Year after the expiry of the Committed Period, the period from the expiry of the Committed Period to the next 31 March; and

(c) where this Agreement is terminated after the expiry of the Committed Period, in respect of the Year in which the Agreement is terminated, the period from the most recent 1 April until the Termination Date.

1.2 General references

In this Agreement, unless the context otherwise requires:

(a) **Clause, schedule, annexure:**

a reference to a clause, schedule or annexure is a reference to a clause of, schedule to, or annexure to this Agreement;

(b) **Varied document:**

a reference to this Agreement or another instrument includes any variation, novation or replacement of either of them;

(c) **Statutes:**

a reference to a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them (whether before or after the date of this Agreement);

(d) **Singular includes plural:**

the singular includes the plural and vice versa;

(e) **Person includes groups:**

the word person includes an individual, a body corporate, an association of persons (whether corporate or not), a trust, a state and an agency of state, in each case, whether or not having a separate legal personality;

(f) **Person includes successors:**

a reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and permitted assigns;

(g) **Joint and several:**

an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally;

(h) **Currency:**

a reference to $ or dollars is a reference to the lawful currency of New Zealand and, unless otherwise specified, all amounts payable by a party under this Agreement are to be paid in that currency; and

(i) **Gender:**

words importing one gender include the other genders.

1.3 Pro Rata Quantities

Where under this Agreement any Purchase Volume, Surplus Volume or Uncommitted Volume or any other quantity or obligation is specified in relation to a Contract Year or a Year (as the case may be) or refers to a Contract Year or a Year (as the case may be), then where the Contract Year or Year in accordance with the definition of that term is less than a 12 Month period or this Agreement is terminated prior to the end of the relevant Contract Year or Year (as the case may be), such Purchase Volume, Surplus Volume or Uncommitted Volume, or other quantity or obligation, shall be calculated by reference to a pro rata portion of a full Contract Year or full Year, as the case may be.

1.4 Headings

Ignore headings in construing this Agreement.

2. Duration

2.1 Term

The term of this Agreement will commence on the Commencement Date and shall remain in force until the Termination Date. This Agreement is conditional in all respects (as a condition precedent) on the completion of the Sale and Purchase Agreement occurring.

2.2 Extension of Committed Period

The parties shall, not later than six months prior to the expiry of the Committed Period, enter into good faith discussions with a view to agreeing an extension of the Committed Period and the terms (including, but not limited to, supply volumes) upon which such extension shall occur. Neither party shall be required to continue negotiations beyond the expiry of the Committed Period if agreement to an extension of the Committed Period has not been reached by such time.

2.3 Quarterly Meetings

The parties will meet each Quarter during the term of this Agreement to discuss any issues relevant to the Agreement.

3. Sale and purchase of Sawlogs

The Supplier agrees to sell from the Commencement Date, and the Purchaser agrees to purchase, Sawlogs during the term of this Agreement on the terms contained in this Agreement. Any invoice or other document evidencing or describing any Sawlogs is incorporated into and forms part of this Agreement, provided that if the terms of any invoice or other document evidencing or describing any Sawlogs are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail.

4. Source and utilisation of sawlogs

4.1 Source

Subject to the Supplier's rights under clause 5.4, the Supplier shall supply Sawlogs to the Purchaser during the term of this Agreement from the Supply Source.

4.2 Purchaser's Right to sell Sawlogs

(a) The Purchaser shall have the right to on-sell any Sawlogs comprised in Purchase Volume purchased under this Agreement to any third party subject to the Purchaser first offering to sell such Sawlogs back to the Supplier at the Price at which such Sawlogs are sold by the Supplier to the Purchaser. The Purchaser shall also bear any additional costs incurred by the Supplier in relation to the on sale (such as, without limitation, costs as a result of delivery to different delivery points) providing such costs are agreed to by the Purchaser (acting reasonably) in advance of being incurred.

(b) The Supplier shall notify the Purchaser in writing within 5 Business Days after receiving the Purchaser's written offer whether or not it accepts or rejects the offer referred to in clause 4.2(a). The offer may only be accepted or rejected in whole. If

the Supplier does not notify acceptance of an offer within the 5 Business Days it shall be deemed to have rejected it. If the Supplier does not accept the offer the Purchaser is free to sell the Sawlogs to any third party.

(c) Subject to clause 4.3, the Purchaser shall not be entitled to on-sell any Sawlogs comprised in the Surplus Volume or the Uncommitted Volume without the prior written consent of the Supplier.

4.3 Stumpage Purchase

Should the Purchaser at any time purchase any stumpage from the Supplier, the Purchaser shall be entitled to dispose of the sawlogs derived from such stumpage as it sees fit.

5. Quantity of Sawlogs

5.1 Agreed Quantity

The Supplier shall supply, and the Purchaser shall purchase, in each Contract Year quantities of Sawlogs determined in accordance with this clause 5 and clause 6.

5.2 Forward Supply Estimate

(a) The Supplier shall, not less than three Months prior to the commencement of each:

(i) Contract Year during the Committed Period, provide written notice to the Purchaser of its indicative non binding harvest volumes, by Grade, of the Sawlogs comprising the Surplus Volume for the following Contract Year and for the following five years starting from the commencement date of the next Contract Year; and

(ii) Year after the expiry of the Committed Period, provide written notice to the Purchaser of its indicative non-binding harvest volumes, by Grade, of Sawlogs comprising the Uncommitted Volume for the following Year and for the following five Years starting from the commencement date of the next Year.

(b) The Purchaser agrees that it will purchase, and the Supplier agrees it will supply, Sawlogs volumes, comprised in Purchase Volume, the Surplus Volume and the Uncommitted Volume in each Contract Year or Year (as the case may be) on a reasonably even and consistent basis throughout the Contract Year or Year (as the case may be), subject to normal seasonal fluctuations.

5.3 Length Mix

(a) The Supplier shall supply and the Purchaser shall purchase Sawlogs for each Grade or Group of Grades in the length mix specified in item 1 of the Specifications in Schedule 1 as the same may be varied in accordance with clause 11.6 from time to time.

(b) Where item 1 of Schedule 1 prescribes a maximum Monthly percentage of certain lengths in relation to any Grade or Grade Group, then the Supplier shall not supply and the Purchaser shall not be obliged to purchase more than the stated maximum percentage by volume of such lengths in any Month. If, during any Month, the Purchaser considers that on the basis of the Month to date deliveries it appears that any one or more of the specified maximum volumes for the relevant lengths will be exceeded, the Purchaser shall be entitled to give notice to the Supplier accordingly and the Supplier will immediately take steps to ensure that the Monthly maximum percentages are not exceeded. The Purchaser's right to give notice to the Supplier

under this clause 5.3(b) shall not affect the Supplier's obligation to ensure the Monthly maximum percentage limits on length mix are not exceeded.

5.4 Delivery Shortfall

If, at any time, the Supplier is unable to deliver any quantity of Sawlogs in accordance with its obligations under this Agreement then the Supplier may, at its option, purchase or supply Sawlogs from an alternative source to the Supply Source to make up the shortfall. If the Supplier fails to provide Sawlogs from an alternative source to make up the shortfall in accordance with its delivery obligations, the Purchaser shall be entitled to purchase Sawlogs from an alternative source of supply. The Supplier will compensate the Purchaser for any loss (other than consequential loss) arising as the result of a shortfall to the volume of Sawlogs delivered by the Supplier in accordance with, and to the extent required by, the Purchaser's statutory and common law rights. The Purchaser must, to the extent that it can reasonably do so, mitigate any loss in relation to any delivery shortfall or any breach of any other term or obligation under this Agreement.

6. Purchaser's Take or Pay Obligations

6.1 Purchase Volume

(a) The Purchaser shall be required to purchase from the Supplier, and pay the Supplier for, not less than the Purchase Volume of each Grade Group during each Contract Year (even if the Purchaser does not take delivery of the Purchase Volume).

(b) At the expiry of each Contract Year, the total volume of each Grade Group purchased in the Contract Year shall be ascertained and agreed between the parties. If the Purchaser has purchased less than the Purchase Volume for any Grade Group in the relevant Contract Year, the Purchaser shall pay to the Supplier the price of the difference between the volume of the Grade Group purchased during the relevant Contract Year and the Purchase Volume for that Grade Group (**Annual Shortfall Volume**). In calculating the Annual Shortfall Volume, the Purchase Volume during the relevant Contract Year shall be reduced by:

(i) any volume which the Supplier has not delivered to the Purchaser in accordance with its delivery obligations (whether or not the Purchaser has purchased replacement sawlogs from an alternative source);

(ii) any shortfall of M30 Grade Sawlogs which the Supplier has been unable to supply as contemplated by Note 2 to Schedule 2;

(iii) any volume of Rejected Sawlogs which the Supplier has not replaced in accordance with clause 11.5(a) (whether or not the Purchaser has purchased replacement sawlogs from an alternative source);

(iv) any volume which the parties agree the Supplier shall not supply and the Purchaser will not purchase; and

(v) any volume the Purchaser is not obligated to purchase in accordance with the provisions of clause 16.2; and

(vi) any volume reductions pursuant to clause 6.2(b).

All volume reductions pursuant to this clause 6.1 shall be carried out on a Grade by Grade basis.

(c) The price to be paid by the Purchaser for the Annual Shortfall Volume shall be calculated as the average price for the portion of the Purchase Volume actually

delivered to the Purchaser over the Contract Year for the relevant Grade Groups which comprise the Annual Shortfall Volume and shall be paid by the Purchaser to the Supplier on the 20th of the month following finalisation of the calculation of such amount.

(d) Where the parties cannot agree on the total volume of each Grade Group purchased in the Contract Year pursuant to clause 6.1(b) or the price to be paid by the Purchaser for the Annual Shortfall Volume pursuant to clause 6.1(c), the dispute shall be resolved by the Expert under clause 8.2 (which shall apply with all necessary modifications) and the provisions of clause 18 (resolution of disputes by arbitration) shall not apply to such dispute.

6.2 Variation of Purchase Volume

(a) From the Commencement Date, any Forestry Block that is not transferred by the Purchaser to the Supplier under the Sale and Purchase Agreement on the Principal Completion Date **(a Non-transferring Forestry Block)** shall be managed under clause 4.9 of the Sale and Purchase Agreement on behalf of the Purchaser for up to 7 Months from the Principal Completion Date. The parties agree that during this period of a maximum of 7 Months, the Supplier shall have the right to provide Sawlogs to the Purchaser from the Non-transferring Forestry Blocks and such provision of Sawlogs shall be deemed to contribute towards the Purchase Volume but such Sawlogs shall not be supplied by the Supplier or purchased by the Purchaser under this Agreement, and accordingly the terms of this Agreement shall (unless otherwise agreed) not apply to such Sawlogs except that the Sawlogs shall comply with the Specifications.

(b) At the expiry of the period of a maximum of 7 Months referred to in clause 6.2(a), the parties shall review the Non-transferring Forestry Blocks which have not been transferred to the Supplier as at that date and will not be transferred to the Supplier pursuant to the Sale and Purchase Agreement **(Remaining Forestry Blocks)** and will carry out an assessment of the effect that the Remaining Forestry Blocks will have on the volume of Sawlogs to be harvested from the Supply Source during each Contract Year as determined by the parties from a forecast woodflow availability schedule in relation to the Supply Source for the Committed Period agreed between the parties or, failing agreement within 10 Business Days of the parties first attempting to do so, determined by the Expert referred to in clause 8.2 (such schedule as agreed or determined, the **Availability Schedule**). In relation to each Contract Year, if the volume of Sawlogs to be harvested from the Remaining Forestry Blocks:

(i) does not exceed 5% by volume of the annual harvest volume of Sawlogs for a Contract Year from the Supply Source, determined in accordance with the Availability Schedule, then no adjustment shall be made to the Purchase Volume for that Contract Year; and

(ii) does exceed 5% by volume of the annual harvest volume of Sawlogs for a Contract Year determined in accordance with the Availability Schedule then the Purchase Volume shall be reduced for the relevant Contract Year by the volume of Sawlogs to be harvested from those Remaining Forestry Blocks during the relevant Contract Year as determined from the Availability Schedule.

6.3 Acceptance of Delivery

The Purchaser must accept delivery of Sawlogs supplied by the Supplier under this Agreement in the Month of supply as agreed between the parties pursuant to clause 10.1. If the Purchaser does not accept delivery of Sawlogs in the agreed Month of supply, then the Supplier has no obligation to deliver such Sawlogs to the Purchaser even if the Purchaser has paid for, or is obliged to pay for, the Sawlogs.

7. Surplus Volume and Uncommitted Volume

7.1 Right of First Refusal

(a) The Purchaser shall be entitled to a right of first refusal over:

(i) the surplus volume of each Grade of Sawlogs offered for sale by the Supplier in each Quarter during each Contract Year of the Committed Period from the Supply Source, calculated in accordance with the following formula:

Surplus Volume = (0.5 x overall sales volume of Sawlogs of that Grade from Supply Source) - the Purchase Volume of Sawlogs of that Grade

(the **Surplus Volume**), and

(ii) 50% by volume of the Sawlogs in each Grade offered for sale by the Supplier in each Quarter each Year after the end of the Commited Period from the Supply Source (the **Uncommitted Volume**).

(b) The right of first refusal shall be offered as follows:

(i) not later than 60 days prior to the beginning of each Quarter, the Supplier shall notify the Purchaser in writing of the grades and volumes of Sawlogs available under the right of first refusal during the following Quarter;

(ii) not later than 45 days prior to the beginning of the relevant Quarter, the Purchaser shall, if it wishes, make an offer in writing to purchase some or all of the Surplus Volume or the Uncommitted Volume (as the case may be), and specify the price offered by grade;

(iii) not less than 30 days prior to the beginning of the relevant Quarter, the Supplier shall notify the Purchaser in writing whether or not it accepts or rejects the Purchaser's offer. The offer may be accepted or rejected in whole or part;

(iv) not later than 5 days prior to the beginning of the relevant Quarter, the Supplier shall re-offer to the Purchaser in writing any unsold Surplus Volume or Uncommited Volume which it does not wish to withdraw from sale at 95% of the price originally offered by the Purchaser;

(v) the Purchaser shall notify the Supplier in writing within 5 days whether or not it accepts or rejects the offer referred to in clause 7.1(b)(iv). The offer may be accepted or rejected in whole or in part. Any party which does not notify acceptance of an offer shall be deemed to have rejected it; and

(vi) if the Purchaser does not accept the re-offer, the Supplier may sell the relevant Surplus Volume or Uncommitted Volume to any person at any price.

(c) After the end of the Committed Period, the right of first refusal set out in this clause 7.1 and this Agreement may be cancelled by either party by giving two years written notice to the other party at any time after the expiry of the Committed Period.

(d) The Supplier must also offer the Purchaser, in good faith, the opportunity to compete for the remaining 50% of the sawlogs by Grade it makes available for sale by way of Surplus Volume or Uncommitted Volume. For the avoidance of doubt, this shall not prevent the Supplier from entering into long term supply arrangements in respect of this remaining 50% of sawlogs by Grade provided that it has offered the Purchaser, in good faith, the opportunity to compete for any such long term supply arrangement.

(e) There shall be no obligation on the Supplier to offer a minimum volume of Sawlogs by way of Surplus Volume in any Contract Year or by way of Uncommitted Volume for sale in any Year and no obligation on the Purchaser to purchase a minimum volume of Sawlogs by way of Surplus Volume in any Contract Year or Uncommitted Volume in any Year.

(f) The right of first refusal set forth in this clause 7 shall only apply where the Purchaser is to use the Sawlogs acquired pursuant to this right in its own processing facilities.

7.2 Purchase price of Surplus Volume and Uncommitted Volume

In respect of the Surplus Volume and the Uncommitted Volume, the purchase price shall be the Purchaser's offer if the Supplier accepts it. If the Supplier does not accept the Purchaser's offer it must sell the relevant Sawlogs to a third party for at least 105% of that originally offered by the Purchaser, withdraw the relevant Sawlogs from sale or offer the relevant Sawlogs back to the Purchaser at 95% of the price originally offered by the Purchaser as specified in clause 7.1(b)(iv). If the Purchaser does not accept the re-offer, the Supplier may sell the relevant Surplus Volume or Uncommitted Volume to any person at any price.

8. Price

8.1 Agreed Price

(a) In respect of the Purchase Volume, the Price will be fixed Quarterly, by Grade, and by length.

(b) Not later than 20 Business Days prior to the commencement of each Quarter, the parties shall enter into good faith negotiations to endeavour to agree Prices (in dollars per tonne) by Grade and by length. Upon agreement of Prices, the Prices will be fixed for that Quarter. At the commencement of the 20 Business Day period referred to above, the Purchaser shall provide to the Supplier an indicative non-binding schedule of delivery points for the relevant Quarter by volume and Grade. In negotiating the Price, the parties must have regard to the volume of Sawlogs being dealt with and the open market prices reflecting domestic prices in the Central North Island for sawlogs generally of substantially the same grade, length and specifications as the Sawlogs to be supplied under this Agreement, and to the location of the delivery points relative to the Supply Source. Where the parties are unable to agree on the Prices for any Quarter by the commencement date of that Quarter, such prices shall be determined in accordance with clause 8.2.

8.2 Independent Expert

Where the parties cannot agree the Price for any one or more Grades for any Quarter, the dispute shall be resolved by an independent expert (**the Expert**) and the following provisions shall apply to such determination:

(a) **Arbitration:** the provisions of clause 18 (relating to resolution of disputes by arbitration) shall not apply to the dispute;

(b) **Appointment:** the parties shall, by agreement, appoint the Expert. If the parties are unable to agree upon the Expert to be appointed at any time within 10 Business Days of first attempting to do so, the Expert shall be appointed by the Chairman of the Consultants Committee of the New Zealand Institute of Forestry. The Expert shall be required to complete his or her determination as soon as possible.

(c) **Final and Binding:** any determination by the Expert shall be final and binding on the parties;

(d) **Costs:** the Expert's costs shall be borne equally by the parties;

(e) **Principle of Price Determination:** in making his or her determination the Expert must have regard to the volume of Sawlogs being dealt with and the open market prices reflecting domestic prices in the Central North Island for sawlogs generally of substantially the same grade, length and specifications as the Sawlogs to be supplied under this Agreement, and have regard to the location of the delivery points relative to the Supply Source.

Any undisputed Price or Prices for any one or more Grades for any Quarter shall apply from the commencement of the relevant Quarter notwithstanding any dispute in respect of the Price or Prices for one or more other Grades.

8.3 Prices Applicable Pending Resolution of Dispute

Pending completion of any determination of Price by the Expert in accordance with clause 8.2:

(a) Current Prices: payment shall be made by the Purchaser at the Price applicable during the previous Quarter; and

(b) Payment of Adjustment: on completion of the determination by the Expert, either the Supplier shall within 3 Business Days refund any over-payment to the Purchaser or the Purchaser shall pay any deficiency to the Supplier.

8.4 Surplus Volume and Uncommitted Volume

This clause 8 shall not apply to disputes over the Surplus Volume or the Uncommitted Volume.

8.5 GST

Unless otherwise specified, the Purchaser will pay GST in addition to the Prices and the parties each warrant to each other that they are registered for GST purposes (or will be registered at the date of supply under this Agreement for GST purposes).

9. Invoicing Payment

At the end of each Month, the Supplier shall send to the Purchaser an invoice for all Sawlogs delivered to the Purchaser pursuant to this Agreement during that Month and the Purchaser shall pay the amount specified in the invoice (being the purchase Price of the Sawlogs delivered), together with the GST payable (if any) in respect of each delivery by the 20th day of the Month following delivery of the Sawlogs.

10. Delivery

10.1 Notice of Delivery and Points of Delivery

The parties will liaise once a Month to agree to the Weekly delivery schedule for the following Month and the points of delivery (**Points of Delivery**) to which such Sawlogs are to be delivered as well as discussing any forest or sawmill issues that could impact deliveries for the following 2 Months. The discussions will take into consideration statutory holidays, planned mill shuts and operational factors. The first such discussion shall take place 10 Business Days before the Commencement Date. Points of Delivery may be specified as any off-site storage, any other mill or other location as contemplated in clause 10.4.

10.2 Delivery

The Supplier shall deliver the Sawlogs to the Points of Delivery each Week. Delivery shall be complete when the truck carrying the Sawlogs passes through the gate at the relevant Points of Delivery, and the Purchaser shall be responsible for unloading the Sawlogs.

10.3 Delivery Docket

At the time of loading of the Sawlogs a delivery docket shall be issued by the Supplier identifying the Grade and length of the Sawlogs being supplied in each load. On delivery of the Sawlogs, the delivery docket shall be delivered to the Purchaser.

10.4 Storage Capacity

If for any reason the Purchaser's mills do not have sufficient storage capacity in their log yards for the Sawlogs, the Supplier and the Purchaser shall arrange for such of the Sawlogs that cannot be stored at the Purchaser's mills to be weighed at a certified weighbridge nominated by the Purchaser pursuant to clause 12 and stored off-site or delivered to any other mill or location specified by the Purchaser by notice given in accordance with clause 10.1. Any additional reasonable costs incurred by the Supplier in delivering Sawlogs to an off-site location or other mill shall be borne by the Purchaser.

10.5 Failure to take Delivery

The Purchaser's liability to the Supplier for failure to take delivery of any Sawlogs ordered under this Agreement shall be limited in respect of the Purchase Volume, to the Purchaser's take or pay obligations as set out in clause 6 and, in respect of the Surplus Volume and Uncommitted Volume, to the Purchaser's obligations to pay the purchase price for Sawlogs ordered or otherwise agreed to be purchased under clause 7.

11. Acceptance by the Purchaser

11.1 Time of Acceptance

Sawlogs will be deemed to conform to the Specifications when delivered if the Sawlogs are accepted at a Point of Delivery and the Purchaser does not reject the sawlogs in accordance with clause 11.2.

11.2 Rejection of Sawlogs

If the Purchaser rejects any Sawlogs delivered by the Supplier which do not conform to the Specifications (the **Rejected Sawlogs**), the Purchaser will advise the Supplier by facsimile and by telephone as soon as practicable and within a maximum of 2 Business Days of date of delivery of the Rejected Sawlogs (**Rejection Period**) and set the Rejected Sawlogs aside for inspection by a suitably qualified Supplier representative.

11.3 Inspection

The Supplier must arrange for the inspection of the Rejected Sawlogs as soon as practicable and within a maximum of 2 Business Days after receipt of advice referred to in clause 11.2.

11.4 Good faith Negotiations

After inspection under clause 11.3 above, the parties will enter into good faith negotiations to endeavour to agree whether the Rejected Sawlogs should be accepted or rejected by the Purchaser. Where the parties cannot agree whether a Rejected Sawlog should be accepted or rejected by the Purchaser, the dispute shall be resolved by the Expert under clause 8.2

(which shall apply with all necessary modifications) and the provisions of clause 18 (resolution of disputes by arbitration) shall not apply to such dispute.

11.5 Rejection of Sawlogs

(a) If the Purchaser rejects any Rejected Sawlogs during the Rejection Period, where the Supplier accepts that the Purchaser has the right to reject the Rejected Sawlogs, the Supplier shall deliver replacement Sawlogs to the Purchaser conforming to the Specifications in the delivery Week following the Week in which rejection occurs. If the Supplier does not deliver to the Purchaser replacement Sawlogs (which conform to the Specifications) for the Rejected Sawlogs within the following Week then the Purchaser shall be deemed to have failed to deliver the quantity Rejected Sawlogs in accordance with its obligations under this Agreement and the Purchaser shall be entitled to exercise its rights under clause 5.4.

(b) Where the Supplier has not delivered replacement Sawlogs in accordance with clause 11.5(a), the Supplier will compensate the Purchaser for any loss (other than consequential loss) arising as the result of delivery of Sawlogs not conforming with the Specifications in accordance with, and to the extent required by, the Purchaser's statutory and common law rights and remedies.

11.6 Variation of Specifications

If either the Supplier or the Purchaser wishes to alter the Specifications (including any alteration to the length), that party shall first consult with and obtain the agreement of the other party, such agreement not to be unreasonably withheld or delayed.

12. Weighing

Following the loading of the Sawlogs, they shall be transported by the Supplier to independently certified weighbridges nominated by the Purchaser for weighing. The weight of the Sawlogs will be determined after deducting the TARE weight of the truck. The gross and net weights will be entered on the delivery docket issued for each truck load of the Sawlogs.

13. Supplier's Warranties

13.1 Warranty

The Supplier represents and warrants to the Purchaser that the Sawlogs supplied to the Purchaser pursuant to this Agreement:

(a) will conform to the Specifications, and

(b) upon passing of title in the Sawlogs to the Purchaser in accordance with clause 15.2 such title will pass to the Purchaser free of all liens, charges and encumbrances.

13.2 Continuing

The representations and warranties given in clause 13.1 are continuing representations and warranties throughout the term of this Agreement.

14. PPSA

14.1 PPSA references

In this clause 14 the term "security interest" has the meaning given to it under the PPSA.

14.2 Security interest

The Purchaser grants a security interest to the Supplier in each of the Sawlogs supplied to the Purchaser by the Supplier and in relation to which the Price of the Sawlogs delivered remains outstanding as security for payment of those Sawlogs.

14.3 Change of name

The Purchaser must not change its name without first notifying the Supplier of its new name at least 21 days before the change takes effect.

14.4 Contracting out of the PPSA

The Purchaser waives the right to receive a copy of the verification statement confirming registration of a financing statement or financing change statement relating to the security interest under the Agreement.

The Purchaser agrees that nothing in section 134 of the PPSA shall apply to this Agreement, or the security under this Agreement, and waives the Purchaser's rights under sections 121, 125, 129 and 131 of the PPSA.

15. Risk and Ownership

15.1 Risk

Risk in the Sawlogs supplied by the Supplier to the Purchaser under this Agreement shall pass to the Purchaser once the Sawlogs have been delivered at the Point of Delivery.

15.2 Title

All title to and property in each delivery of Sawlogs sold shall pass to the Purchaser upon payment by the Purchaser to the Supplier for that Delivery.

16. Certification

16.1 Certification

The Supplier shall use all reasonable endeavours to obtain by the Commencement Date or as soon as practicable thereafter and to during the Committed Period maintain:

(a) certification for the Sawlogs by the Forest Stewardship Council; or

(b) such other certification for the Sawlogs as the Purchaser and the Supplier may agree from time to time (each acting reasonably),

(Certification).

16.2 Failure to obtain Certification

(a) If the Supplier:

(i) fails to obtain Certification by the Commencement Date; or

(ii) ceases to hold Certification at any time during the Committed Period,

the Supplier shall as soon as it becomes aware that it will or may not obtain by the Commencement Date or will or may lose Certification at any time, notify the Purchaser in writing. If the Supplier does not gain Certification by the Commencement Date or ceases to hold Certification at any time during the term of this Agreement, the Purchaser may, by giving not less than 10 Business Days prior written notice to the Supplier (**Reduction Notice**), reduce any Purchase Volume, and any Surplus Volume or Uncommitted Volume, which it has agreed to purchase and the Supplier has agreed to supply under this Agreement. The Reduction Notice shall specify the volume and period (specified by Grade) to be reduced.

The reduction of volume to be purchased by the Purchaser pursuant to a Reduction Notice shall cease within one month after the Supplier obtains, or re-obtains, Certification. If Supplier has not gained or re-gained Certification by the expiry of the period specified in the Reduction Notice in respect of any Grade, no later than 10 Business Days before the end of the period specified in any Reduction Notice, the Purchaser may give a further Reduction Notice complying with this clause 16.2 to the Supplier and be entitled to continue to give Reduction Notices until the Supplier gains or re-gains Certification as the case may be.

(b) The Purchaser may only exercise the right contained in clause 16.2(a) if, and to the extent that:

(i) it needs to replace the supply of Sawlogs under this Agreement with certified sawlogs from another source; and/or

(ii) it has reduced the level of processing at any of its processing plants or those of its Related Companies using the Sawlogs due to the unavailability of such certified Sawlogs.

(c) If the Supplier does not hold Certification for any significant period of time during the term of this Agreement, the parties will enter into good faith negotiations to endeavour to agree any appropriate amendments to this Agreement.

16.3 Purchaser's Assistance

The Purchaser will use its best endeavours to assist the Supplier to obtain FSC Certification, including providing resources, subject to such resources being reasonably available, for up to 6 months following the Commencement Date.

17. Termination

17.1 Default Powers

The provisions of this clause 17.1 shall apply, if at any time any of the following events occurs in relation to a party (the **defaulting party**):

(a) **Default under this Agreement:** the defaulting party defaults in the observance or performance of any of the material terms of this Agreement (provided that the other party has first given to the defaulting party written notice specifying such default and the defaulting party has failed to remedy such default within a period of 90 days thereafter or 20 days thereafter in relation to a payment default, provided further that this clause 17.1(a) shall not apply to any payment amount which is the subject of a bona fide dispute between the parties);

(b) **Voluntary Liquidation etc.:** if the defaulting party shall commence a voluntary case or other proceeding seeking liquidation, statutory supervision, reorganisation (other than a solvent reorganisation) or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorise any of the foregoing;

(c) **Involuntary Liquidation etc.:** an involuntary case or other proceeding shall be commenced against the defaulting party seeking liquidation, reorganisation or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or an order for relief shall be entered against the defaulting party under any bankruptcy laws as now or hereafter in effect.

(d) **Equivalent Events:** an event equivalent to any of the events referred to in clauses 17.1(b) or (c) occurs in the jurisdiction in which it is domiciled or incorporated.

17.2 Parties Default Options

If an event in clause 17.1 occurs, the other party may in its absolute discretion (and without prejudice to the liability of the defaulting party under this Agreement) by written notice to the defaulting party:

(a) **Cancellation:** cancel this Agreement immediately and such cancellation shall be without prejudice to any rights or obligations which have accrued under this Agreement prior to cancellation; or

(b) **Sue for damages:** whether or not this Agreement has been cancelled, sue the defaulting party for damages.

18. Dispute Resolution

18.1 Process

Subject to clauses 6.1(d), 8 and 11.4, if a dispute arises between the parties concerning this Agreement, no party may commence proceedings relating to the dispute (unless that party seeks urgent interlocutory relief) without first complying with clause 18.

18.2 Notice of Dispute

A party claiming that a dispute has arisen concerning this Agreement must give written notice to the other parties specifying the matter in dispute.

18.3 Parties to use best endeavours

After a party has given a notice under clause 18.2, the parties must use best endeavours to resolve the dispute with 10 Business Days of the date of notice under clause 18.2.

18.4 Further negotiations

If the dispute is not resolved under clause 18.3, that parties shall within a further 5 Business Days (or further agreed period) seek to agree on a process for resolving the whole or part of the dispute through means other than arbitration such as and without limitation, further negotiations, mediation, conciliation, independent expert determination or any other alternative dispute resolution technique.

18.5 Arbitration

If the dispute is not resolved under clause 18.4, the dispute may be referred to arbitration by written notice given by either party to the other and:

(a) **Arbitration Act:** the arbitration will be by a sole arbitrator in accordance with the Arbitration Act 1996. If the arbitrator is not agreed upon between the parties within 10 Business Days of the notice referring the dispute to arbitration, the arbitrator will be appointed by the President of the Arbitrator's and Mediator's Institute of New Zealand or its successor body, or any nominee of the President.

(b) **Arbitration in New Zealand:** the arbitration will take place in New Zealand; and

(c) **Award Final:** the award in the arbitration will be final and binding on the parties.

19. Force Majeure

19.1 Notice of Force Majeure

If a Force Majeure Event occurs, the party affected by a Force Majeure Event (the **Affected Party**) must notify the other party as soon as reasonably practicable that a Force Majeure Event has occurred. The notice must:

(a) describe in reasonable detail the relevant Force Majeure Event;

(b) specify the obligations which are affected by the Force Majeure Event and the extent to which the Affected Party cannot perform its obligations;

(c) estimate the time during which the Force Majeure Event will continue; and

(d) specify the measures proposed by the Affected Party to remedy or minimise the effect of the relevant Force Majeure Event.

19.2 Mitigation

To the extent reasonably practicable, the Affected Party must:

(a) remedy or minimise the effects of the Force Majeure Event; and

(b) take all action necessary to mitigate any loss suffered by the other party.

19.3 Suspension

Subject to clauses 19.1 and 19.2 and while the Force Majeure Event continues, any obligation which cannot be performed (in whole or in part) because of the Force Majeure Event is suspended.

19.4 Relief from payment

If any Supplier obligation is suspended under clause 19.3, the Purchaser is relieved from any payment obligation under this Agreement to the extent that the Supplier's obligation is suspended provided that a Force Majeure Event shall not excuse the non-payment of any money due or which becomes due under the Agreement where the obligation to pay arose before the occurrence of the Force Majeure Event nor shall it excuse the Purchaser from its obligation to purchase and pay for the Purchase Volume or any Surplus Volume or Uncommitted Volume which it has agreed to purchase subject to the Supplier fulfilling or being ready, willing and able to fulfil its delivery obligations in relation to any such volumes.

19.5 Solvency

For the purposes of this clause 19, the solvency of a party shall be deemed to be within that party's reasonable control.

19.6 Obligations to revive

All obligations of the parties which were suspended as a result of a Force Majeure Event will revive forthwith upon the termination of such Force Majeure Event.

20. Significant Change

20.1 Process

Upon a significant change occurring in relation to either party, the parties will meet and negotiate in good faith to make such amendments to this Agreement to fairly reflect the changed circumstances of the party affected.

20.2 Parties to refer to arbitration

If the parties are unable to agree such amendments to this Agreement pursuant to clause 20.1 within a period of 60 Business Days from the date the parties first meet to attempt to do so, then either party can refer the issue to arbitration to be resolved in accordance with arbitration provisions of clause 18.5.

20.3 Events of significant change

For the purposes of this clause 20, a significant change in relation to a party means a change which has or will have a long term or permanent material adverse effect on that party's or that party's Related Companies operations or business or parts thereof which are affected by Sawlog supply under this Agreement **(Affected Business)**, taking the Affected Business as a whole, and which materially affects the balance of the benefits and the burdens reasonably intended by the parties to be derived by this Agreement, and includes, without limitation, in respect of:

(a) the Purchaser, a permanent closure of any of the processing facilities of the Purchaser or any of its Related Companies which utilise the Sawlogs, or permanent change in the operations of any of the processing facilities of the Purchaser or any of its Related Companies, so that a materially lower volume of Sawlogs is required;

(b) the Supplier, any material loss, destruction or damage to the standing timber on the Supply Source.

21. Default Interest

If any party to this Agreement defaults for any reason in payment of any amount on the due date (time being strictly of the essence), the party in default shall pay on demand interest at the Default Rate calculated on a daily basis on the amount so unpaid from the due date for payment until payment in full is made. The parties acknowledge that the demand for the payment of interest at the Default Rate is without prejudice to any of the other rights or remedies available to a party either under this Agreement or otherwise in respect of such default.

22. Assignment

22.1 Assignment Permitted

Either party may assign its rights or transfer its obligations under this Agreement to any other person or entity with the prior written consent of the other party, such consent not to be unreasonably withheld. Any change in the legal or beneficial ownership or the effective management or control of a party (which shall not in relation to the Purchaser include a Novation change of control resulting from any change of control of FCF) shall be deemed to be an assignment requiring the other party's prior written consent:

(a) Without prejudice to clause 22.2(b), the Supplier may novate all or any of its rights and obligations under this Agreement to one or more third parties with the consent of the Purchaser, acting reasonably, provided that the Purchaser may take into account the number of novatees and the ability of those novatees to jointly meet the obligations of the Supplier under this Agreement and if, in the Purchaser's opinion, such novation would cause economic harm to the Purchaser, the Purchaser may withhold its consent.

(b) If the Supplier sells all, or a material part, of its interest in the Supply Source, the Supplier shall, unless the Purchaser agrees in writing to the contrary, novate and transfer its rights and obligations under this Agreement to the new owner(s) of those interests by procuring the new owner to enter into a deed of covenant with the Purchaser, the form of which is to be approved by the Purchaser (acting reasonably), agreeing to be bound by the terms of this Agreement. A sale of an interest in the Supply Source which will or reasonably could be expected to affect the ability of the Supplier to meet its supply commitments under this Agreement during the Committed Period shall be deemed to be a sale of a material part of the Supply Source for the purposes of this clause 22.2(b).

(c) Where parts of the Supply Source have been sold to new owner(s) (and such new owners have been novated rights and obligations under this Agreement) a reasonable mechanism shall be put in place between the Supplier and the new owner(s) for dividing up responsibility for meeting the required volumes of Sawlogs to be supplied under this Agreement, which shall require to be approved by the Purchaser, acting reasonably.

(d) If the Purchaser sells all, or a material part, of its processing facilities, the Purchaser shall, unless the Supplier agrees in writing to the contrary, novate and transfer its rights and obligations under this Agreement to the new owner(s) of these facilities by procuring the new owner to enter into a deed of covenant with the Supplier, the form of which is to be approved by the Supplier (acting reasonably), agreeing to be bound by the terms of this Agreement. A sale of a processing facility which will or reasonably could be expected to affect the ability of the Purchaser to meet its purchase commitments under this Agreement during the Committed Period shall be deemed to

be a sale of a material part of the processing facilities for the purposes of this clause 22.2(d).

23. Confidentiality

23.1 Protect Confidentiality

Each party shall use its best efforts to protect the confidentiality of the parties' business dealings and to ensure that all information disclosed to it or a person controlled by, controlling or under common control with, it (an **Affiliate**) concerning the parties and not otherwise generally available (**Confidential Information**) shall be kept confidential and shall, unless otherwise required by law, not be revealed without the consent of the other party to anyone other than the directors, officers, employees, professional advisers of the parties or their respective Affiliates or in connection with required filings with government agencies, securities exchanges, courts and arbitral tribunals or in normal commercial disclosures and publications, except to the extent:

(a) required by law or the rules of any relevant stock exchange and then, to the extent applicable, only after advising the other party of that requirement; or

(b) necessary to obtain the benefit of, or to carry out obligations under this Agreement or the Sale and Purchase Agreement; or

(c) that the information is or becomes available in the public domain without breach by the other party of its confidentiality obligations under this clause or at law; or

(d) that the information was already known to the third party on a non-confidential basis prior to disclosure to it; or

(e) that the other party otherwise agrees in writing; or

(f) required by the Supplier in respect of disclosure to a purchaser from it of any interest in the Supply Source or by the Purchaser in respect of disclosure to a purchaser of any of the Purchaser's mills or processing assets or a proposed assignee of the Purchaser's rights and obligations under this Agreement, provided that in each case appropriate confidentiality undertakings are first obtained from all intended recipients of Confidential Information; or

(g) required by FCF in respect of disclosure to any offeror under an offer for part or all of FCF's voting securities.

23.2 Clause to Survive

This clause 23 shall survive this Agreement's termination or cancellation.

24. Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

25. Change In Law

If, due to a change in relevant law, ruling or interpretation or an interpretation different from that on the date on which this Agreement is entered into, it would be advantageous to any

party to change any of the terms of this Agreement, the parties shall consider in good faith any such change and shall agree to amendments to this Agreement to effect such change. No party shall be required to agree to any such amendment if it determines that such amendment would be materially disadvantageous to it or any of its Affiliates.

26. Form of Notice

Each notice or other communication under this Agreement is to be in writing, is to be made by facsimile, personal delivery or by post to the addressee at the facsimile number or address, and is to be marked for the attention of the person or office holder (if any), from time to time designated for the purpose by the addressee to the other party. The initial number, facsimile number, address and relevant person or office holder of each party is set out under its name at the end of this Agreement. No communication is to be effective until received. A communication will, however, be deemed to be received by the addressee:

(a) in the case of a facsimile, on the Business Day on which it is despatched or, if despatched after 5pm (in the place of receipt) on a Business Day or, if despatched on a non-Business Day, on the next Business Day after the date of despatch;

(b) in the case of personal delivery, when delivered; and

(c) in the case of a letter, on the third Business Day after posting by airmail.

27. Entire Agreement and Amendment

This Agreement contains the entire agreement between the parties in connection with the subject matter hereof and supersedes and replaces all prior negotiations, agreements or representations, whether oral or written, between them with respect thereto. This Agreement may not be amended or modified except by written agreement signed by the parties. The terms and provisions of this Agreement are intended for the sole benefit of the parties and their legal representatives, successors and permitted assigns.

28. Counterparts

This Agreement may be executed in two or more counterparts each of which will be deemed an original, but all of which together will constitute one and the same instrument. A party may enter into this Agreement by signing any counterpart.

29. Waiver

No waiver by either party of any term or right under this Agreement will be of any legal effect unless in writing and signed by all the parties. No waiver of any default or potential default on any one occasion will constitute a waiver of any subsequent or other default or potential default, and no single or partial exercise of any such right, power or privilege will preclude the further or full exercise thereof.

30. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of New Zealand.

31. Jurisdiction

31.1 New Zealand

Subject to clause 18 of this Agreement, the parties irrevocably and unconditionally agree that the courts of New Zealand shall have jurisdiction to hear and determine each action or proceeding (**Proceedings**), or dispute, which may arise out of or in connection with this Agreement and for those purposes each of the parties irrevocably submits to the non-exclusive jurisdiction of those courts.

31.2 Other Jurisdictions

The submission to jurisdiction in clause 31.1 does not (and is not to be construed to) limit the rights of any party to take Proceedings against any other party in another court of competent jurisdiction nor is the taking of Proceedings in one or more jurisdictions to preclude the taking of Proceedings in another jurisdiction, whether concurrently or not.

Execution

Executed as an agreement.

Viking Global New Zealand Limited by

"Robert Hagler"
Director

Robert Hagler
Print Name

"Douglas W Charles"
Witness Signature

Douglas W Charles
Print Name

Managing Director
Witness Occupation

Boston MA USA
Place of residence

Address of Viking Global New Zealand Limited

Address	30-D Catoctin Circle Leesburg, Virginia 20175, USA	**Facsimile**	+1 703 669 9225
Attention	Bob Hagler		
Copy to	Russell McVeagh Level 30, Vero Centre 48 Shortland Street Auckland, New Zealand	**Facsimile**	+64 9 367 8596
Attention	Simon Horner		

Fletcher Challenge Forests (Manufacturing) Limited by

"John Anthony Dell"	"Paul Malcolm Gillard"
Director	Director
John Anthony Dell	Paul Malcolm Gillard
Print Name	Print Name

Address of Fletcher Challenge Forests (Manufacturing) Limited

Address	8 Rockridge Avenue Penrose Auckland	**Facsimile**	(09) 571 9970
Attention	Chief Executive	**Telephone**	(09) 571 9800

Schedule 1: Specifications

1. Length Mix

Pruned:	4.4m[3] 5.0m 5.2m[1,2] 6.1m[1,2]

1. 5.2m and 6.1m being up to a maximum of 10% of Purchase Volume for Pruned for each Month
2. 5.2m and 6.1m must be Pruned Peeler Grade only
3. 4.4m being up to a maximum of 30% of the Purchase volume for Pruned Sawlogs (i.e. Pruned Volume excluding PP grade) for each Month

Structural: S30	3.7m[1] 4.3m[1] 4.9m 5.5m 6.1m[2]	**S20**[3]	4.9m 5.5m 6.1m[2]

1. 3.7m and 4.3m being a minimum of 15% of the S30 Purchase Volume for each Month
2. 6.1m being down to a minimum of 40% of Structural Purchase Volume for each Month
3. S20 being up to a maximum of 33% of the Structural Purchase Volume for each Month

M30 Grade	2.7m[1] 3.7m[2] 4.3m[2] 4.9m 5.5m 6.1m

1. 2.7m being up to a maximum of 10% of Purchase Volume for M30 Grade for each Month
2. 3.7m and 4.3m being a minimum of 15% of Purchase Volume for M30 Grade for each Month.

A Grade:	3.7m 4.3m

Preferred length mix 50:50 but a 15% variance either side of this is acceptable (i.e. up to 35:65 either way)

NB: All lengths refer to delivered lengths.

Sawlog Specifications

Rev. 09/12/03



Kiwi Forests Group Contract Sawlog Specifications

FLETCHER CHALLENGE
FORESTS

OPERATIONAL LOG GRADE SPECIFICATION

PP : PRUNED PEELER

Length: 5.2m ; 6.1m (including trim allowance)

Tolerance: Trim Allowance: 10
Lower -5 Upper 5

Diameters: Min SED 34 Max SED 0
Min LED 0 Max LED 80
Max DIA 90

Roundness: Longest diameter must not exceed 1.2 times the shortest diameter.

Taper: n/a

Pith: Must be in the centre 1/3

Fluting: Max 7cm. No bark encasement

Sweep: Maximum of 1/4 SED for logs greater than or equal to 3.7m and 1/8 SED for logs less than 3.7m.

Wobble: None

Knot Size: n/a

Knot Limit: n/a

Spike Knots: n/a

Frequency: n/a

Sapstain: None at the date of delivery.

Defects:

Sound Dead:	None
Scars	None
Rot	None
Draw Wood	None
Splits	None
Machine Damage	1cm.3cm within2m LED
Scarf Faces	None
Slabbing	None
Nodal Swelling	n/a

Marking Required: Mark "PP", crew number, fell date and length on every log in crayon. All marking on large end of the log.

Stock Rotation: November to March: Maximum of 7 days. April to October: Maximum of 14 days

Documentation: Grade : PP

Comments: High quality pruned log for rotary peeling. Must be cut from stands with resin pocket incidence classified as "minor" or better. No visible resin pockels or needle fleck on the end of logs. All classes of internal checking permitted.

OPERATIONAL LOG GRADE SPECIFICATION

P : P PRUNED SAWLOG

Length:	4.4m ; 6.0m (including trim allowance) Delivered in fixed length loads			
Tolerance:	Trim Allowance:	10		
	Lower	-5	Upper	5
Diameters:	Min SED	34	Max SED	0
	Min LED	0	Max LED	90
	Max DIA	80		
Roundness:	n/a			
Taper:	n/a			
Pith:	n/a			
Fluting:	n/a			
Sweep:	Maximum of 1/4 of the SED			
Wobble:	Maximum of 5cm deviation from the centre line.			
Knot Size:	No visible knots.			
Knot Limit:	n/a			
Spike Knots:	n/a			
Frequency:	n/a			
Sapstain:	None at the date of delivery.			
Defects:	Sound Dead:	None		
	Scars	Max depth 1/8 log diameter		
	Rot	None		
	Draw Wood	10cm max		
	Splits	10cm max		
	Machine Damage	Max 1/10dia upto 5cm		
	Scarf Faces	10cm maximum		
	Slabbing	10cm max		
	Nodal Swelling	1/4 log diameter up to 5cm maximum.		
Marking Required:	Mark "P", crew number, fell date and length on every log in crayon. All marking on large end of log.			
Stock Rotation:	November to March: Maximum of 7 days, April to October: Maximum of 14 days			
Documentation:	Grade : P			
Comments:				

OPERATIONAL LOG GRADE SPECIFICATION

S20 : S20

Length:	RL: 6.1m ; 4.9m ; 5.5m			
Tolerance:	Trim Allowance:	10		
	Lower	-5	Upper	5
Diameters:	Min SED	20	Max SED	
	Min LED	0	Max LED	50
	Max DIA	50		
Roundness:	Longest diameter must not exceed 1.5 times the shortest.			
Taper:	n/a			
Pith:	n/a			
Fluting:	n/a			
Sweep:	Maximum of 1/5 SED for logs less than or equal to 5.1m length.			
Wobble:	Maximum of 5cm deviation from the centre line.			
Knot Size:	5cm Maximum - All knots measured lengthwise along the log.			
Knot Limit:	n/a			
Spike Knots:	7cm maximum			
Frequency:	n/a			
Sapstain:	None at the date of delivery.			
Defects.	Sound Dead:	None		
	Scars	Maximum depth 1/8 log diameter		
	Rot	None		
	Draw Wood	10cm max		
	Splits	10cm max		
	Machine Damage	Max 1/10 dia upto 5cm		
	Scarf Faces	10cm maximum		
	Slabbing	10cm max		
	Nodal Swelling	1/4 log diameter up to 5cm max.		

Marking Required: Mark crew number on every log. Mark fell date and length on 1 in 3 logs

Stock Rotation: November to March : Maximum of 2 weeks. April to October : Maximum of 3 weeks

Documentation: Grade : S20

Comments: Structural grade log. Must be from stands indicating BHOB density over 440 kg/m3 or by individual stem upgrade using stress wave acoustic testing. Max diameter 50 cm including sweep.

OPERATIONAL LOG GRADE SPECIFICATION

S30 : S30

Length: RL: 6.1m ; 4.9m ; 5.5m   RS: 3.7m ; 4.3m

Tolerance: Trim Allowance: 10

Lower	-5	Upper	5

Diameters:

Min SED	30	Max SED	0
Min LED	0	Max LED	50
Max DIA	50		

Roundness: Longest diameter must not exceed 1.5 times the shortest diameter.

Taper: n/a

Pith: n/a

Fluting: n/a

Sweep: Maximum of 1/5 SED for logs less than or equal to 6.1m length.

Wobble: Maximum of 5cm deviation from the centre line.

Knot Size: 8cm Maximum - All knots measured lengthwise along the log.

Knot Limit: n/a

Spike Knots: 7cm maximum

Frequency: n/a

Sapstain: None at the date of delivery.

Defects:

Sound Dead:	None
Scars	Maximum depth 1/5 log diameter
Rot	None
Draw Wood	10cm max
Splits	10cm max
Machine Damage	Max 1/10dia upto 5cm
Scarf Faces	10cm maximum
Slabbing	10cm max
Nodal Swelling	1/4 log diameter up to 5cm max.

Marking Required: Mark crew number on every log. Mark fell date and length on 1 in 3 logs.

Stock Rotation: November to March : Maximum of 2 weeks. April to October : Maximum of 3 weeks.

Documentation: Grade : S30

Comments: Structural grade log. Must be from stands indicating BHOB density over 440 kg/m^3 or by individual stem upgrade using stress wave acoustic testing. Max diameter 50 cm including sweep.

OPERATIONAL LOG GRADE SPECIFICATION

M30 : M30

Length:	RS: 6.1m ; 4.9m ; 5.5m RS: 3.7m ; 4.3m SL: 2.7m (incl. trim allowance)			
Tolerance:	Trim Allowance:	10		
	Lower	-5	Upper	5
Diameters:	Min SED	30	Max SED	
	Min LED	0	Max LED	50
	Max DIA	50		

Roundness: Longest diameter must not exceed 1.5 times the shortest diameter.

Taper: n/a

Pith: n/a

Fluting: n/a

Sweep: Maximum of 1/5 SED for logs less than or equal to 6.1m length.

Wobble: Maximum of 5cm deviation from the centre line.

Knot Size: 10cm Maximum - All knots measured lengthwise along the log.

Knot Limit: Maximum of 3 knots over 5cm per 4.0m log length. Maximum of one knot over 5cm per whorl.

Spike Knots: 10cm maximum

Frequency: Maximum of 3 per 4.0m length.

Sapstain: None at the date of delivery.

Defects:		
	Sound Dead:	None
	Scars	Maximum depth 1/8 log diam.
	Rot	None
	Draw Wood	10cm max
	Splits	10cm max
	Machine Damage	Max 1/10dia upto 5cm
	Scarf Faces	10cm max
	Slabbing	10cm max
	Nodal Swelling	1/4 log diameter up to 5cm max

Marking Required: Crew number on every log. Mark "M", fell date and length on 1 in 3 logs in crayon.

Stock Rotation: November to March: Maximum of 2 weeks. April to October: Maximum of 3 weeks.

Documentation: Grade : M30

Comments: Sawing for structural uses from medium density stands. Must be from stands indicating BHOB density of 400 kg/m3 or above. Maximum diameter of 45cm including sweep. For 2.7m length, LED up to 100 cm permissible

OPERATIONAL LOG GRADE SPECIFICATION

A30 : A30

Length:	RS: 3.7m - 4.3m
Tolerance:	Trim Allowance: 10 Lower -5 Upper 5
Diameters:	Min SED 30 Max SED Min LED 0 Max LED 50 Max DIA 50
Roundness:	Longest diameter must not exceed 1.5 times the shortest.
Taper:	n/a
Pith:	n/a
Fluting:	n/a
Sweep:	Maximum of 1/4 SED for logs less than or equal to 6.1m length.
Wobble:	Maximum of 5cm deviation from the centre line.
Knot Size:	12cm Maximum - All knots measured lengthwise along the log.
Knot Limit:	Maximum of 3 knots over 10cm per 4.0m log length. Maximum of one knot over 10cm per whorl.
Spike Knots:	10cm maximum
Frequency:	Maximum of 3 per 4.0m length
Sapstain:	None at the date of delivery.

Defects:

Sound Dead:	None
Scars	Max depth 1/10 log diameter
Rot	None
Draw Wood	10cm max
Splits	10cm max
Machine Damage	Max 1/10dia upto 3cm
Scarf Faces	10cm max
Slabbing	10cm max
Nodal Swelling	1/5 log diam up to 10cm.

Marking Required: Mark "A" and crew number on every log. Mark fell date and length on 1 in 3 logs. All marking on large end of the log.

Stock Rotation: November to March: Maximum of 2 weeks. April to October: Maximum of 3 weeks.

Documentation: Grade : A30

Comments:

Schedule 2: Purchase Volume

		Purchase Volume tonnes (000s)									
		2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Pruned Logs		12.3	11.8	6.8	8.9	5.3	6.6	3.3	6.7	4.0	4.9
Structural Logs		6.5	12.7	9.2	12.9	8.9	12.1	4.6	9.9	6.3	7.0
Large Utility Logs	M30 Grade[1]	2.5	2.8	2.7	4.1	2.2	3.3	1.8	2.8	2.3	3.0
Large Utility Logs	A Grade	3.1	3.5	3.4	5.1	2.7	4.2	2.3	3.5	2.9	3.7

1: The Supplier shall use all best endeavours to supply the volume of M30 Grade Sawlogs specified for each Contract Year but shall not be obliged to supply that volume to the extent, in the reasonable opinion of the Supplier, that to do so would be uneconomic or inconsistent with its then current harvesting plan.

In the event of a shortfall of M30 Grade Sawlogs due to the Supplier's reasonable opinion that to supply would be uneconomic or inconsistent with its then current harvesting plan, then the Supplier at its option may offer additional A Grade or Structural Sawlogs to the Purchaser in lieu of the shortfall of M30 Grade Sawlogs. The Purchaser shall have the option to either purchase the additional A Grade or Structural Sawlogs offered by the Supplier or not purchase and accept the shortfall of Sawlogs.

Schedule 3: Central North Island

[Central North Island definition to be attached]

Schedule 2: Purchase Volume

		Purchase Volume tonnes (000s)									
		2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Pruned Logs		12.3	11.8	6.8	8.9	5.3	6.6	3.3	6.7	4.0	4.9
Structural Logs		6.3	12.7	9.2	12.9	8.9	12.1	4.8	9.9	6.3	7.0
Large Utility Logs	M30 Grade[1]	2.5	2.8	2.7	4.1	2.2	3.3	1.6	2.8	2.3	3.0
Large Utility Logs	A Grade	3.1	3.5	3.4	5.1	2.7	4.2	2.3	3.5	2.9	3.7

1: The Supplier shall use all best endeavours to supply the volume of M30 Grade Sawlogs specified for each Contract Year but shall not be obliged to supply that volume to the extent, in the reasonable opinion of the Supplier, that to do so would be uneconomic or inconsistent with its then current harvesting plan.

In the event of a shortfall of M30 Grade Sawlogs due to the Supplier's reasonable opinion that to supply would be uneconomic or inconsistent with its then current harvesting plan, then the Supplier at its option may offer additional A Grade or Structural Sawlogs to the Purchaser in lieu of the shortfall of M30 Grade Sawlogs. The Purchaser shall have the option to either purchase the additional A Grade or Structural Sawlogs offered by the Supplier or not purchase and accept the shortfall of Sawlogs.

Schedule 3: Central North Island

[Central North Island definition to be attached]


CENTRAL NORTH ISLAND
Auckland
(included)
Tauranga
Napier
(included)
Wanganui
(included)
Wellington

Schedule 4: Forests

For #	forest code	forest	Block Name(s)	Tenure	Comments
1	AKAR	akaroa downs	akaroadowns	FH	
5	BROA	broadlands	broadlands	FH	To the extent owned by Viking
10	DBCR	double crossing	doublecrossing	LH	
13	GAMM	gammons/ngawaro	gammons, ngawaro	FH	To the extent owned by Viking
17	HERE	herepuru	herepuru	FH	To the extent owned by Viking
29	MAMP	sf3	sf3	CL	To the extent owned by Viking
31	MANW	manawahe	manawahe	FH	
56	ORPI	oropi	oropi	FH	
71	RIDG	ridge	ridge	FH	To the extent owned by Viking
73	ROSV	rotoiti 3v3	rotoiti3v3	LH	To the extent owned by Viking
85	SF18	sf18	sf18	CL	To the extent owned by Viking
86	S726	sf26	sf26	CL	To the extent owned by Viking
90	SUNV	sunvalley	sunvalley	FH	
100	TAUH	tauhara	tauhara, ooepenth., puteo	FH	To the extent owned by Viking
104	TEKR	te karaka	tekaraka	FR	
115	TMAT	te matai	temataifli	FH	To the extent owned by Viking
125	WAIO	waiotahi	waiotahiswan	FH	To the extent owned by Viking